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                                                                   Exhibit 10(l)

                               FORM OF AGREEMENT

Revised July 21, 1997
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April 29, 1997



Lowell W. Robinson
Hartford, CT 06103

Dear Lowell:

This letter will confirm our discussion regarding your termination from your position of Executive Vice President and Chief Financial Officer of ADVO. Moreover, this letter will further serve as our Agreement on the terms and conditions of the severance arrangement ADVO, Inc. will provide you.

1. You are leaving your position with ADVO, Inc. as of May 31, 1997. During the next 5 weeks, you will be working closely with myself and Gary Mulloy to ensure a smooth transition in all of your areas.

2. Effective end of business May 31, 1997, you will be placed on inactive wage continuation pay status for a period of one year, through May 31, 1998. While on inactive pay status, you will be paid on each regular pay date throughout this period at your current rate of pay. If you were participating in the Company's medical, dental, group universal life, dependent life, 401(k) (Sales Savings) or Employee Stock Purchase plans on your termination date, you may continue such participation up to the date your wage continuation ends (provided you make any required associate contributions). You will continue to be covered by the Company's basic group life insurance plan. Matching employer Social Security contributions will be made on your behalf throughout this period as well. You will not be eligible for the Company's short-term and long-term disability benefits plans, workers' compensation, vacation accrual, auto allowance, or bonus beyond your termination date. Any earned vacation pay you have not taken will be paid in a lump sum and added to your last wage continuation payment.

     The Executive Long-Term Disability Supplement will be continued at ADVO's expense through the end of the calendar year 1997. At that time, a representative from Paul Revere will contact you to discuss continuing coverage at your own expense. Currently, the annual premium for calendar year 1997 is $4,569.41.

     You will be reimbursed for any penalty incurred because of any early termination of your lease at the Gold Street address.
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3.   Your fiscal 1997 bonus will be paid in November, prorated for your active service through May 31, 1997, dependent on company performance. Per your April 28, 1994 agreement, you will receive your full target bonus for the one year of salary continuation starting on June 1, 1997 and ending on May 31, 1998. You will not be eligible for any other bonus consideration.

4. All company property (i.e., keys, credit cards, etc.) must be returned to Mardelle Pena no later than May 31, 1997, unless other arrangements are mutually agreed upon prior to that time. You will be entitled to the use of your phone card through the end of your wage continuation or upon reemployement, whichever occurs first. Also, per your request, the fair market value for the fax machine is $250.00. Please make a check payable to ADVO, Inc. in that amount and forward it to Rosemary Begley.

5. If you obtain other employment during your period of inactive pay status, you must notify me of such other employment, and you will then be removed from inactive pay status on the first day you start work at your new job. At that time, you will be given as a lump sum, less applicable withholding, the amount due to you thereunder through May 31, 1998.

6. As long as you are on the inactive wage continuation status described above, all stock options shall continue to vest on their normal schedule. When you leave inactive wage continuation status, all vesting shall cease. You will have three months after that date in which to exercise any outstanding options. You can contact David Stigler directly for more information about stock-related matters.

7. ADVO, Inc. will provide you full executive outplacement services through Beam Pines. Their telephone number for their New York office is 212-476-4100 ext. 264, and your contact will be Howard Pines. You will have the option of either using their office facilities and support staff or utilizing an office in an executive suite arrangement, within New York City, including administrative support at ADVO's expense. This will need to be coordinated through Mardelle Pena. This outplacement assistance, which is something for which you would not be eligible under ADVO's policy, is in consideration for your signing this Agreement. While you are in outplacement, you will cooperate with the Company on any transitional issues.

8. After your wage continuation status ends, ADVO will not contest on the basis of termination, any application which you make for unemployment compensation at the appropriate agency as long as all other aspects of the application are accurate.

9. Within 14 days of the end of your wage continuation period, you will receive notification of your right under COBRA legislation to elect continuation of group coverage under the Company's medical and/or dental plans. Additionally, you may have the option to convert your group medical coverage to an individual policy basis at the expiration of the COBRA continuation period. You will have up to 31 days to convert your group basic and universal life insurance to an individual policy basis. You will receive the written COBRA notice from the Corporate Benefits Department and may inquire to them about details regarding these privileges, 860-285-6307.

10. In consideration for the outplacement described in paragraph 7 and additional wage continuation beyond policy discussed in paragraph 2, which you would otherwise not have been entitled to, you affirm that your leaving ADVO is not caused by any act of

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     discrimination by ADVO, its employees, officers or directors, past or present. You agree not to make any claims of any kind against ADVO before any agency, court or other forum, and you agree to release ADVO from any claim, known or unknown, arising in any way from any actions taken by ADVO up to the date of the signing of this Agreement including, but not limited to, any claim for wrongful discharge, breach of contract or other common law claims, or under any Federal, State or local statute or regulation including, but not limited to, Title VII of the Civil Rights Act of 1964 as Amended, 42 U.S.C. 2000E et. seq.; the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. 1001 et. seq.; the Age Discrimination in Employment Act, as amended, and the Civil Rights Act of 1991, and any claims for attorney's fees, expenses, or costs of litigation.

11. Also in consideration for the outplacement assistance discussed in paragraph 7 and additional wage continuation beyond policy discussed in paragraph 2, you promise not to disparage or otherwise reflect negatively upon the Company, its personnel or its business practices. You also promise to keep the terms of this agreement completely confidential. References that continue to reinforce the reasons put forth in the organizational announcement will be handled by me personally.

12. This Agreement supersedes all other Agreements or understandings, written or oral, that you may have with ADVO, Inc. on the subject matter discussed above, except that the Non-Compete Agreement between you and ADVO shall remain in full force and effect pursuant to its terms. This Agreement shall be binding upon ADVO's successor or assignee, if the control of ADVO should change during its term.

13. You acknowledge that you have read this Agreement carefully and fully understand its terms. You have been advised to seek counsel and have had an opportunity to do so, and you are executing this Agreement voluntarily and knowingly. You fully understand that signing this Agreement waives all legal claims against ADVO based on any actions taken by ADVO up to the date of the signing of this Agreement.

14. In the event that any provision of this Agreement is held to be void and unenforceable by a Court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been deleted. This Agreement shall be governed by and construed under the laws of the State of Connecticut and shall not be modified, in whole or in part, except by agreement in writing signed by ADVO and you.

If you have any questions concerning this matter, please discuss them with me as soon as possible.

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Please signify your acceptance of this Agreement by signing and returning a copy to me. You acknowledge that you have had a reasonable time to consider this Agreement. If it is acceptable to you, please sign it below and return it to me within 22 days. You will have seven (7) days thereafter to revoke this Agreement, after which it will be final. We will proceed to implement this Agreement as if you will sign it, but if you fail to do so, you will not be entitled to the outplacement services described in paragraph 7, or the wage continuation in excess of policy.

Sincerely,

ROBERT KAMERSCHEN /s/
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Robert Kamerschen

Accepted and agreed to this _______ day of _____________, 1997.



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Lowell W. Robinson

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